EXHIBIT 99.2

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of July 3, 2010 and Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations for the year ended July 3, 2010

The following unaudited pro forma condensed combined consolidated balance sheet gives the effect of the acquisition of PTI by Pericom Semiconductor Corporation (“Pericom” or “we”), pursuant to a Merger Agreement dated August 8, 2010 (the “PTI Acquisition”).

The transaction was accounted for as a business combination under ASC 805, Business Combinations (“ASC 805”), and accordingly, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined consolidated financial information, is allocated to the net tangible assets and intangible assets, and goodwill of PTI in connection with the Merger Agreement, based on the estimated fair values as of the completion of the acquisition. In accordance with ASC 805, we are required to recognize the assets acquired, and the liabilities assumed, at their fair values as of the acquisition date. Assumptions and estimates have been made in determining the purchase price and the allocation of the purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the purchase price measurement period as we finalize the working capital adjustments to the purchase price and valuations of the net tangible assets and intangible assets. These changes could result in material variances between our future financial results and the amounts presented in these unaudited condensed combined financial statements, including variances in fair value recorded, as well as expenses associated with these items.

The unaudited pro forma condensed combined consolidated balance sheet as of July 3, 2010 gives effect to the acquisition as if it had occurred on July 3, 2010 and combines the historical balance sheet of Pericom at July 3, 2010 and the consolidated balance sheet of PTI at July 3, 2010. The unaudited pro forma condensed combined consolidated statement of operations for the year ended July 3, 2010 gives effect to the acquisition as if it had occurred on June 28, 2009. The Pericom condensed consolidated balance sheet and statement of operations information were derived from its Annual Report on 10-K for the year ended July 3, 2010. The condensed consolidated balance sheet and statement of operations related to PTI were derived from the audited financial statements for the year ended July 3, 2010 included herein.

The unaudited pro forma condensed combined consolidated financial statements have been prepared by Pericom management for illustrative purposes only and are not necessarily indicative of the condensed consolidating financial position or the results of operations in future periods or the results that actually would have been realized had Pericom and PTI been operating as a combined company during the specified period. The pro forma adjustments are based on the information available at the time of the preparation of these statements. The unaudited pro forma condensed combined consolidated financial statements, including any notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Pericom included in its Form 10-K for the fiscal year ended July 3, 2010 filed with the Securities and Exchange Commission.

PERICOM SEMICONDUCTOR CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
AT JULY 3, 2010
(in thousands)

	Historical
	Pericom	PTI
	July 3,	July 3,	Pro Forma		Pro Forma
	2010	2010	Adjustments		Combined

ASSETS
Current assets:
Cash and cash equivalents	$29,495	$3,535	$-	(a)	$33,030
Short-term investments	76,454	16,336	(30,570)	(a)	62,220
Accounts receivable, net	25,365	1,735			27,100
Other receivables	3,940	-			3,940
Inventories	23,431	2,966	606	(b)	27,003
Prepaid expenses and other current assets	2,885	1,087			3,972
Deferred income taxes	3,119	-			3,119
Total current assets	164,689	25,659	(29,964)		160,384

Property, plant and equipment – net	50,760	1,365	3,823	(c), (l)	55,948
Investments in unconsolidated affiliates	13,183	-	(10,876)	(f)	2,307
Deferred income taxes – non current	3,868	-			3,868
Long-term investments in marketable securities	12,977	-			12,977
Goodwill	1,681	-	15,358	(d)	17,039
Intangible assets	1,452	-	16,121	(d)	17,573
Other assets	7,438	417	(177)	(l)	7,678
Total assets	$256,048	$27,441	$(5,715)		$277,774

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,585	$1,493	$-		$17,078
Accrued and other liabilities	10,781	1,619	4,087	(e)	16,487
Total current liabilities	26,366	3,112	4,087		33,565

Industrial development subsidy	6,577	-			6,577
Other long-term liabilities	1,199	-	6,956	(d), (f)	8,155
Total liabilities	34,142	3,112	11,043		48,297

Shareholders’ equity:
Redeemable convertible preferred stock	-	18,579	(18,579)	(f)	-
Common stock and paid in capital	130,536	778	(778)	(f)	130,536
Retained earnings	89,299	4,256	3,315	(f)	96,870
Accumulated other comprehensive income	2,071	716	(716)	(f)	2,071
Total Pericom shareholders’ equity	221,906	24,329	(16,758)		229,477
Noncontrolling interests in consolidated subsidiaries	-	-	-		-
Total shareholders’ equity	221,906	24,329	(16,758)		229,477
Total liabilities and shareholders' equity	$256,048	$27,441	$(5,715)		$277,774

See accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

PERICOM SEMICONDUCTOR CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JULY 3, 2010
(in thousands, except per share amounts)

	Historical
	Pericom	PTI
	July 3,	July 3,	Pro Forma		Pro Forma
	2010	2010	Adjustments		Combined

Net revenues	$146,913	$17,869	$(1,142)	(k)	$163,640
Cost of revenues	96,146	8,798	635	(g), (h), (k)	105,579
Gross profit	50,767	9,071			58,061
Operating expenses:
Research and development	17,208	2,354	98	(g)	19,660
Selling, general and administrative	26,478	2,074	969	(g), (h)	29,521
Total operating expenses	43,686	4,428			49,181
Income from operations	7,081	4,643			8,880
Interest and other income, net	5,252	441			5,693
Interest expense	(30)	-			(30)
Income before income taxes	12,303	5,084			14,543
Income tax expense	3,911	230	(84)	(i)	4,057
Net income from consolidated companies	8,392	4,854			10,486
Equity in net income of unconsolidated affiliates	2,430	-	(2,071)	(j)	359
Net income	$10,822	4,854			$10,845
Net income attributable to noncontrolling interests	(28)	-			(28)
Net income attributable to Pericom shareholders	$10,794	$4,854			$10,817
Basic income per share to Pericom shareholders	$0.42				$0.43
Diluted income per share to Pericom shareholders	$0.42				$0.42
Shares used in computing basic earnings per share	25,412				25,412
Shares used in computing diluted earnings per share	25,717				25,717

See accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

PERICOM SEMICONDUCTOR CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

1.	Purchase Price Allocation

Preliminary Fair Value of Consideration Transferred

On August 31, 2010, we completed the acquisition of PTI for cash consideration of $30.6 million.  Pursuant to the Merger Agreement, up to an additional approximately $6 million in earn-out consideration and bonus payments is also payable by Pericom upon achievement of gross profit milestones during a one year earn-out period from July 4, 2010 to July 3, 2011.

2.	Preliminary Purchase Price Determination

The acquisition-date fair value of the total consideration transferred is estimated as follows (in thousands):

Cash consideration	$30,570
Fair value of contingent earn-out consideration	4,087
Fair value of previously held interest in PTI	23,672
Total	$58,329

In accordance with ASC 805 Business Combinations, a liability was recognized for the estimated acquisition date fair value of the contingent earn-out consideration based on the probability of the achievement of the gross profit target.  Any change in the fair value of the contingent earn-out consideration subsequent to the acquisition date, including changes from events after the acquisition date, such as changes in our estimate of the gross profit expected to be achieved, will be recognized in earnings in the period the estimated fair value changes. The fair value estimate assumes probability-weighted gross profit is achieved over the earn-out period.  If actual achievement of gross profit is at 100% of the threshold, the PTI stockholders will receive the maximum consideration of $4.8 million. If the amount of gross profit is equal to or greater than $8.7 million, the PTI stockholders will receive an earn-out consideration of at least $2.4 million. A change in the fair value of the contingent earn-out consideration could have a material impact on the Company’s statement of operations and financial position in the period of the change in estimate.
The estimated initial earn-out liability was based on our probability assessment of PTI’s gross profit achievements during the earn-out period, which is from July 4, 2010 to July 3, 2011.

3.	Preliminary Allocation of Consideration Transferred

The merger will be accounted for as a business combination under ASC 805 Business Combinations (“ASC 805”). The estimated total purchase price of $58.3 million was allocated to the net tangible and intangible assets acquired and liabilities assumed based on their fair values as of the date of the completion of the acquisition as follows (in thousands):

Current assets
Inventory	$3,572
Other current assets	22,693
Property, plant and equipment	5,011
Other non-current tangible assets	417
Accounts payable and accrued liabilities	(3,112)
Amortizable intangible assets:
Existing and core technology	7,165
Customer relationships	5,368
Order backlog	365
Indefinite-lived intangible asset:
In-process research and development	3,223
Deferred tax liability	(3,056)
Goodwill	16,683
$58,329

Existing and core technology consisted of products which have reached technological feasibility and relate to the PTI products. The value of the developed technology was determined by discounting estimated net future cash flows of these products. The Company is amortizing the existing and core technology on a straight-line basis over an estimated life of 6 years.

Customer relationships relate to the Company’s ability to sell existing and future versions of products to existing PTI customers. The fair value of the customer relationships was determined by discounting estimated net future cash flows from the customer contracts. The Company is amortizing customer relationships on a straight-line basis over an estimated life of 6 years.

The backlog fair value relates to the estimated selling cost to generate backlog as of the date of acquisition. The fair value of backlog at closing is being amortized over an estimated life of 3 months.

In-process research and development, or IPRD, consists of the in-process projects to complete development of certain PTI products. The value assigned to IPRD was determined by considering the importance of products under development to the overall development plan, estimating costs to develop the purchased IPRD into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. This methodology is referred to as the income approach, which discounts expected future cash flows to present value. The discount rate used in the present value calculations was derived from a weighted-average cost of capital analysis, adjusted to reflect additional risks related to the product’s development and success as well as the product’s stage of completion. Acquired IPRD assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the acquisition date, these assets will not be amortized as charges to earnings; instead this asset will be subject to periodic impairment testing. Upon successful completion of the development process for the acquired IPRD project, the asset would then be considered a finite-lived intangible asset and amortization of the asset will commence. Development of the PTI products is currently estimated to be approximately 20% complete and expected to be completed in the fourth quarter of Fiscal 2011. Validation, testing and further re-work may be required prior to achieving volume production which is anticipated to occur between Fiscal 2011 through Fiscal 2013. The estimated incremental cost to complete the technology is approximately $2.2 million.

The deferred tax liability of approximately $3.0 million associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed is recorded using the estimated statutory tax rate in the jurisdictions where the fair value adjustments have occurred.

Of the total estimated purchase price paid at the time of acquisition, approximately $16.7 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets and is not deductible for tax purposes.  Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets was the acquisition of an assembled workforce of experienced semiconductor engineers, synergies in products, technologies, skill sets, operations, customer base and organizational cultures that can be leveraged to enable us to build an enterprise greater than the sum of its parts.  In accordance with ASC 350 Intangibles—Goodwill and Other, goodwill will not be amortized but instead be tested for impairment at least annually and more frequently if certain indicators of impairment are present. In the event that management determines that the value of goodwill has become impaired, we will record an expense for the amount impaired during the fiscal quarter in which the determination is made.

4.	Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated balance sheet and statement of operations are as follows:

(a)	To record payment of cash consideration totaling $30.6 million funded by the sale of short-term investments.

(b)
To record acquired finished goods inventories at estimated selling prices less selling cost, acquired work-in-progress inventories at estimated selling prices less estimated manufacturing and selling cost and acquired raw materials at replacement cost.

(c)
To record acquired land and buildings at fair value based on the market value of comparable properties.  The acquired land and buildings will be depreciated over estimated useful lives of 15 to 48 years.

(d)
To record acquired intangible assets, goodwill and deferred taxes resulting from the transaction.  The deferred tax liability associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed is recorded at the statutory tax rate in the jurisdiction where the fair value adjustments may occur.

(e)	To record the initial recognition of the fair value of the PTI acquisition-related contingent earn-out liability.

(f)
To eliminate Pericom’s investment in PTI, record net of tax gain on previously held interest and eliminate PTI historical equity accounts.  The one-time gain on our previously held interest in PTI of $11.5 million, which is computed as the difference between the fair value of $23.7 million and carrying value of $12.2 million, is excluded from our unaudited pro forma condensed combined consolidated statement of operations for the year ended July 3, 2010 as it is non-recurring.

(g)	To adjust depreciation expense for the acquired property, plant and equipment.

(h)	To record amortization of estimated intangible assets recorded as a result of the PTI acquisition.

	Estimated Value	Expected Life (in years)	Expense for Twelve Months Ended July 3, 2010
	(in thousands, except for expected life data)

Amortization of existing and core technology	$7,165	6	$1,194
Amortization of customer relationships	5,368	6	895
	$12,533		$2,089

(i)
To record the income tax impact at the estimated statutory income tax rate of 15% for the year ended July 3, 2010, applicable to the jurisdiction in which the pro forma adjustments are expected to be recorded.

(j)	To eliminate our equity share of PTI’s net income for the year ended July 3, 2010 assuming the transaction had occurred as of June 28, 2009.

(k)	To eliminate PTI sales and related cost of goods sold to Pericom.

(l)	To reclassify certain assets to conform with Pericom financial statement presentation.